Exhibit 99.2

NYSE AMERICAN TO SUSPEND TRADING IN SAMSON OIL & GAS LIMITED

November 16, 2017

NEW YORK, November 16, 2017 – NYSE American LLC (“NYSE American” or the “Exchange”) announced today that trading on NYSE American in the American Depositary Shares (“ADSs”) (each representing two hundred ordinary shares) of Samson Oil & Gas Limited (the "Company") — ticker symbol SSN — will be suspended immediately.

NYSE Regulation had previously announced on September 14, 2017 that it had commenced delisting procedures with respect to the Company. The Company requested a review of this determination by a Committee of the Board of Directors of NYSE American (the “Committee”) and the Company’s appeal was heard at a meeting on Wednesday, November 8, 2017. The Committee affirmed NYSE Regulation’s delisting determination. Following suspension, application will be made to the Securities and Exchange Commission to delist the Company’s ADSs.

Company Contact:

Terry Barr

Chief Executive Officer

(303) 296-3994